Exhibit 10.2

AMENDED AND RESTATED
EXCLUSIVE DISTRIBUTION AGREEMENT

     THIS AMENDED AND RESTATED EXCLUSIVE DISTRIBUTION AGREEMENT (the "Agreement") is made and entered into as of August __, 2010, to be effective as of August 31, 2009 (the “Effective Date”), by and between THE ELECTRIC BEVERAGE COMPANY, INC., a Florida corporation (the "Manufacturer"); TITLE BEVERAGE DISTRIBUTION, INC., a Florida corporation (the "Distributor"); and BLUE GEM ENTERPRISE, INC., a Florida corporation (“Blue Gem”), each a “Party” and collectively the “Parties.”

BACKGROUND

     Manufacturer is engaged in the manufacture and sale of certain enhanced water products specified in Section 2 below (as hereinafter further defined, the "Products");

     Manufacturer has the exclusive right to utilize the trademark "TITLE" (the "Marks") in connection with the Products.

     Manufacturer and Distributor previously entered into an Exclusive Distribution Agreement on or around June 1, 2009, a copy of which is attached hereto asExhibit A (the “Prior Agreement”), pursuant to which Distributor agreed to warehouse and distribute the Products to beverage wholesalers and retailers throughout the United States (the "Territory").

      On or around December 8, 2009, Blue Gem entered into a Letter of Intent to acquire Distributor, a copy of which is attached hereto as Exhibit B (the “LOI”).  Pursuant to the LOI Blue Gem and Distributor have negotiated and entered into a Share Exchange Agreement, pursuant to which Blue Gem will acquire ownership of Distributor and Distributor will become a wholly-owned subsidiary of Blue Gem (the “Share Exchange”), which Share Exchange is scheduled to close as soon as certain closing conditions are met, including an SEC approved audit of Distributor, which audit has not been completed to date.

      Distributor has been unable to meet certain minimum distribution requirements as set forth in the Prior Agreement (the “Minimum Requirements”) and Manufacturer has requested advance payment for certain Products from Distributor.

      From May 1, through July 16, 2010, Blue Gem, on behalf of Distributor and in anticipation of the Share Exchange, both in an effort to secure and protect its future rights under the Prior Agreement, following the Share Exchange, and the relationship between Distributor and Manufacturer (the “Protective Reasons”), paid $1,015,000 to Manufacturer (the “Pre-Payment”), in consideration for the pre-payment of certain Products which Manufacturer has agreed to produce and supply to Distributor subsequent to the date of such payment (the “Pre-Paid Products”), which Pre-Paid Products will include Products as set forth on Schedule A, and such additional Products as may become subject to this Agreement as set forth in Section 2(b) below, in such proportions as determined by Distributor and Manufacturer in their mutual agreement in a total value (as calculated pursuant to the “Cost to Distributor” of such products as set forth on Schedule A, as it may be amended from time to time, the “Distributor’s Cost”) equal to the Pre-Payment.

      On or around _________, 2010, Blue Gem advanced $700,000 to Distributor in order for Distributor to meet its ongoing operating expenses for the Protective Reasons (the “$700,000 Advance”).

      Concurrent with the Parties entry into this Agreement, Blue Gem has advanced $75,000 in cash and Blue Gem or Distributor has or will advance an additional $25,000 in cash or Products (the “$100,000 Advance”, and together with the $700,000 Advance, collectively, the “Advance” and together with the Pre-Payment, the “Blue Gem Payments”) to Manufacturer on behalf of Distributor, and in consideration for Manufacturer agreeing to modify the Minimum Requirements and to make certain other changes, modifications and amendments to this Agreement as provided herein, including but not limited to the Right of First Refusal and the Right of Last Refusal and the extension of the Term of the Prior Agreement (the “Amendments”) as well as Manufacturer and Distributor agreeing to provide Blue Gem the Security Interest.

     This Amended and Restated Distribution Agreement hereby amends, restates and supersedes the Prior Agreement in its entirety, including the original “Effective Date” of the Prior Agreement

     For the sake of clarity and in an abundance of caution, the “Effective Date” of the Prior Agreement shall be revised and amended to the Effective Date of this Agreement as provided above upon the Parties’  entry into this Agreement, which was the incorporation date of Distributor in the State of Florida.

     The Parties now desire to enter into this Agreement to amend and restate the Prior Agreement; to provide for the reduction in the Minimum Requirements (as modified in Section 3(h) below) and the Amendments in consideration for the Advance; to document the Blue Gem Payments; and to provide Blue Gem a security interest in the Distribution Rights and the Pledged Cases (as defined below) in consideration for agreeing to make the Blue Gem Payments prior to the closing of the Share Exchange

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

      The Agreement shall amend, replace and supersede the Prior Agreement and shall be effective for all purposes as of the Effective Date.  Manufacturer agrees that it has and will received valid consideration in connection with the Blue Gem Payments and the Parties’ entry into this Agreement.  Distributor agrees that it has and will receive valid consideration from the reduction of the Minimum Requirements and the Amendments, the Blue Gem Payments and the Parties entry into this Agreement.  Blue Gem agrees that it will receive valid consideration in connection with the Parties’ enter into this Agreement, the reduction in the Minimum Requirements and Amendments, and the grant of the Security Interest.

      1.  Exclusive Distributorship Appointment. Subject to the terms and conditions set forth herein, Manufacturer hereby appoints Distributor its exclusive and sole distributor during the term of this Agreement for the sale, marketing, promotion and distribution of the Products in the Territory, and Distributor hereby accepts such appointment (the “Distribution Rights”). If any inquiries for the Products are made from the Territory or for shipments into the Territory, the enquiring party will be referred to Distributor, Distributor shall supply Manufacturer with a complete and accurate list of customers that purchase the Products and shall, each month during the Term of this Agreement, or any renewal Term, update the list with the names of any new customers. Distributor shall be entitled to appoint sub-distributors within the Territory provided that the terms of such appointments shall not be inconsistent with the terms and conditions of this Agreement and shall be subject to Manufacturers rights hereunder. Distributor's appointment of sub-distributors shall be to supplement and augment but not to replace or substitute, wholly or partially, any of Distributor's obligations or any of Distributor's resources, performance capabilities and/or ability to fully perform all of Distributor's obligations under this Agreement, including without limitation, as provided in Section 3 below, in the Territory. Distributor will remain liable for the actions, omissions and performance of all of Distributor's sub-distributors.

      2. Products, Right of First Refusal and Right of Last Refusal.

            (a) The Products subject to this Agreement are the enhanced water and sports drinks products of the Manufacturer marketed under the name "TITLE" including, without limitation, those products listed on Schedule A, hereto, together with any replacements, enhancements, substitutions or additions made thereto from time to time (the "Products").

            (b) The Products and the term Products as used herein shall also include any food or beverage products (“Additional Products”) distributed by Manufacturer from time to time during the Term of this Agreement which are made subject to this Agreement pursuant to Section 2(c), below.

            (c) Distributor shall have the right of first refusal to distribute any Additional Products of Manufacturer (the “Right of First Refusal”) on such terms and conditions as mutually agreeable between Manufacturer and Distributor.

                  (i) In the event that Manufacturer and Distributor are unable to agree to mutually agreeable terms for the distribution of any Additional Products within thirty (30) days of being notified in writing by Manufacturer of such Right of First Refusal, or Distributor desires not to distribute such Additional Products in its sole discretion, Distributor shall be able to offer such distribution rights to third parties (or distribute such products itself, provided that as used in this Section, references to “third party” shall include the Manufacturer itself in the event it desires to distribute its own Additional Products), subject to this Section 2(c).

                  (ii) In the event that any third party desires to distribute the Additional Products, Manufacturer shall promptly notify the Distributor in writing of the terms and conditions which have been agreed to for the distribution of such Additional Products by such Manufacturer and such third party (the “Conditions”), including but not limited to drafts of any distribution agreements or other material documents, and Distributor shall have a right of last refusal (the “Right of Last Refusal”) exercisable within fifteen (15) days from the date of its receipt of the Conditions to exercise such Right of Last Refusal and distribute such Additional Products pursuant to the Conditions, provided that it shall have no obligation to accept such Conditions, and further provided that if such Conditions are not accepted within fifteen (15) days of the Distributor’s receipt of such written Conditions, the Manufacturer shall be free to contract with such third party pursuant to the Conditions.

                  (iii) In the event that there are any material changes to the Conditions subsequent to the Distributor’s failure to exercise such Right of Last Refusal and prior to the acceptance of such Conditions by the third party, the Distributor shall have additional Rights of Last Refusal as provided above, based on such modified terms.

                  (iv) In the event that Manufacturer fails to enter into any definitive agreements with any third parties based on the Conditions within sixty (60) days of the expiration of Distributor’s Right of Last Refusal, such Right of First Refusal and Right of Last Refusal shall reapply and Manufacturer shall provide Distributor an additional Right of First Refusal and Right of Last Refusal (subject to the terms and conditions of this Section 2(c) before moving forward with any agreement based on the Conditions.

3. Distributor's Obligations and Exclusivity.

a.
Distributor shall use commercially reasonable good faith efforts to promote the wide distribution and sale of the Products to Distributor's accounts in the Territory (“Distributor’s Accounts”). Distributor shall allocate and devote thereto at least such resources and efforts as are proportional to the volume that Distributor's sales of Products in the Territory represent to the volume of Distributor's sales of all products distributed by Distributor from time to time in the Territory.

b.	Distributor shall use commercially reasonable good faith efforts to develop new business opportunities for Products in Distributor's Accounts in the Territory.

c.
Distributor shall use commercially reasonable good faith efforts to manage all Distributor sub-distributors, if any, throughout the Territory to gain system alignment to promote the sale and distribution of Products.

d.
Distributor shall use commercially reasonable good faith efforts to secure extensive in-store merchandising and optimal shelf positioning in Distributor's Accounts in the Territory with respect to Products.

e.	Perform complete and efficient distribution functions to and in Distributor's Accounts throughout the Territory to the reasonable satisfaction of Manufacturer based on industry standards.

f.
During the Term, Distributor shall maintain ambient temperature warehouse facilities suitable for the short term storage and distribution of the Products as are standard or higher quality than those in the industry for enhanced water or sports drinks. In the event Manufacturer requires Distributor to store the Products in temperature controlled facilities, Manufacturer shall pay the cost of such facilities to the extent they exceed the costs being paid by Distributor for ambient temperature warehouse facilities, plus the freight costs, if any, required to transport existing inventory of Products to temperature controlled facilities.  Distributor shall keep accurate records of inventory, shipments, returns, accounts receivable and payments and shall retain such records for at least 5 years.

g.
Distributor shall make prompt shipments of the Products in accordance with customers' requirements. During the Term, and for a period of six months following the expiration of this Agreement for any reason, Distributor shall allow Manufacturer to inspect its books and records to the extent necessary to determine Distributor's performance and payments owed to Manufacturer under this Agreement.

          (h)   Distributor's right to be the exclusive distributor in the Territory is conditioned upon Distributor purchasing Products from the Manufacturer amounting to, in the aggregate, a minimum of:

(i)  XXXXXXX cases of the Products from the Effective Date through December 31, 2010 (the “Initial Exclusivity Term”) (provided that Manufacturer agrees to waive any deficiency in Distributor not meeting such XXXXXXX case obligation during the Initial Exclusivity Term in connection with the Blue Gem Payments);

(ii)  XXXXXX cases of the Products during 2011 (i.e., January 1, 2011 through December 31, 2011);

(iii)  XXXXXXX cases of the Products during 2012 (i.e., January 1, 2012 through December 31, 2012);

(iv) XXXXXX cases of the Products during 2013 (i.e., January 1, 2013 through December 31, 2013);

(v) XXXXXXX cases of the Products during 2014 (i.e., January 1, 2014 through December 31, 2014); and

(vi) XXXXXXX cases of the Products during 2015 (i.e., January 1, 2015 through December 31, 2015).

             Minimum purchases applicable to any renewal of this Agreement shall be determined by Manufacturer at the time of renewal. In the event Distributor fails to achieve the minimum purchase requirements, and the Pre-Payment has been fully satisfied, Manufacturer may, in its sole discretion, terminate Distributor's exclusive right to distribute the Products in the Territory, provided, however, that all other terms and conditions of this Agreement shall remain in full force and effect.

           (i)  Notwithstanding the minimum purchase requirements to maintain exclusivity set forth in Section 3(h) above, the minimum purchase requirements shall be adjusted to reasonably correspond to that percentage of the major markets for the Products in which Manufacturer is fulfilling its obligation to promote the Products in accordance with Section 4(a) below. In the event Distributor's purchases of the Products do not, in any given year, equal or exceed the minimum purchase requirements to maintain exclusivity, Distributor may, within 10 business days following the expiration of such year, (a) remit to Manufacturer in immediately available funds an amount equal to the difference between Distributor's purchases for the year and the minimum purchase requirement (the “Exclusivity Extension Fee”) as set forth in Section 3(h), as adjusted as set forth in the previous sentence, as documented in writing and provided to Distributor prior to the due date of such payments, or (b) at Distributor’s option, credit the amount of the Exclusivity Extension Fee against any remaining balance due in connection with the Pre-Payment.

           (j)  Distributor shall supply Manufacturer with quarterly projections for its and any sub-distributor's requirements during the term.

           (k)  Distributor shall not sell the Products to any customer for a price below that set forth on Schedule A without the Manufacturer's consent.

4. Manufacturer's Obligations,

a.
Manufacturer shall make commercially reasonable efforts to promote the Products to the public in the Territory to support Distributor's sales and distribution efforts and, pay any slotting, advertising or similar fees to retailers with which Manufacturer, in its sole discretion, agrees to participate in such fashion.

b.	Manufacturer shall, at its expense, supply Distributor with promotional literature, signage, display racks and other marketing tools.

c.
Manufacturer shall make prompt delivery of the Products in accordance with Distributor's or any sub-distributor's requirements; provided that all Products ordered and/or requested by Distributor shall be manufactured and delivered to Distributor within sixty (60) days of such order.

d.	Manufacturer shall repay the Pre-Payment to Blue Gem in cash or Products as provided herein.

5.
Ownership by Manufacturer. The Manufacturer acknowledges and agrees that the list of customers that purchase the Products from the Distributor including names, addresses, telephone and fax numbers, email addresses, sales information, payment record and other contact information of such persons shall be deemed to be owned exclusively by Distributor (the “Distributor Customers”).  The Distributor agrees that all sales materials provided to the Distributor shall be deemed to be owned exclusively by the Manufacturer. Upon termination of this Agreement for any reason, the Distributor shall immediately deliver all sales and promotional materials relating to the Products to the Manufacturer.  In the event this Agreement is terminated by Manufacturer for Cause, the Distributor shall deliver to the Manufacturer, a listing of the Distributor Contacts, which shall thereafter become the mutual property of the Manufacturer and the Distributor.  In the event this Agreement is terminated for any other reason, the Distributor Customers shall remain the property of Distributor and the Manufacturer shall have no right to use or contact such Distributor Customers.

6.
Term. Unless sooner terminated as hereinafter provided, the term of this Agreement shall be for the period from the Effective Date until December 31, 2015 and shall be renewable thereafter for additional periods, by the mutual agreement of the Parties (collectively the “Term”).

7. Termination for Cause.

           (a)  Either party may terminate this Agreement for Cause. For purposes of this Agreement, “Cause” shall mean if the non-terminating party has failed to perform one or more of its material obligations hereunder, which failure or default shall not have been cured within thirty (30) days after written notice specifying the nature of such failure or default by the terminating party has been received by the non-terminating party; or any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the terminating party, the non-terminating party’s credibility and reputation no longer conform to the terminating party’s standards.

           (b) Manufacturer may terminate this Agreement in the event the Manufacturer enters into an agreement to sell all or substantially all of its assets that comprise its Products business or the controlling ownership interest of the Manufacturer is sold in an arm's length transaction to a third party, in which event Manufacturer shall pay to Distributor the fair market value of Distributor’s distribution rights in the Products.

           (c) Notwithstanding the above right to terminate this Agreement for Cause, such terminating party shall have any and all other rights, claims, and causes of actions in law or equity following such termination to seek damages from the breaching Party in the event of any breach hereunder.

8. Representations and Warranties of Manufacturer: Manufacturer represents and warrants to Distributor as follows:

a.	The Manufacturer is a duly organized and active corporation in good standing under the laws of Florida.

b.
Neither the execution and delivery of this Agreement nor the consummation of the actions contemplated hereby will (i) violate any provisions of the articles of incorporation or bylaws of the Manufacturer; (ii) violate, or be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract to which Manufacturer is a party; or (iii) violate any laws, statutes, ordinances, regulations, decrees, judgments to which the Manufacturer is subject.

c.
Manufacturer has the full and unrestricted right, power and authority to enter into and perform the terms, covenants and conditions of this Agreement and to be bound thereby during the entire term of this Agreement. This Agreement constitutes a legal, valid and binding obligation of Manufacturer, enforceable against Manufacturer in accordance with its terms.

           (d) No representations or warranties of Manufacturer contained in this Agreement, and no other information provided by Manufacturer to Distributor or Distributor's agents or representatives, contains or will contain an untrue statement of material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein not misleading.

9. Representations and Warranties of Distributor. Distributor represents and warrants to Manufacturer as follows:

a.
Distributor is a duly organized and validly existing corporation, in good standing under the laws of the State of Florida. Distributor is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or use of its properties makes such qualification necessary.

b.
Neither the execution and delivery of this Agreement nor the consummation of the actions contemplated hereby will (i) violate any provisions of the charter documents or bylaws of Distributor; (ii) violate, or be in conflict with or constitute a default (or an event that, with notice or lapse of time or both would constitute a default) under any contract to which Distributor is a party; or (iii) violate any Law binding upon Distributor,

c.
Distributor has the full and unrestricted right, power and authority to enter into and perform the terms, covenants and conditions of this Agreement and to be bound thereby during the entire term of this Agreement. This Agreement constitutes a legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms.

d.
No consent, approval or authorization of, or filing or registration with, any governmental entity or third party is required in connection with the execution, delivery and performance of this Agreement by Distributor.

e.
Distributor has (i) complied with all laws, and Distributor has not received any notice asserting or alleging any noncompliance with any Laws; (ii) filed with the proper authorities each statement, report, information and form required by each Law; and (iii) maintained in full force and effect each license, permit, registration and similar entitlement necessary or proper in the conduct of its business and operations, and, to the best knowledge of Distributor, no revocation or limitation thereof is threatened or pending.

f.
No representations or warranties of Distributor contained in this Agreement, and no other information provided by Distributor to Manufacturer or to Manufacturer's agents or representatives, contain or will contain an untrue statement of material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein not misleading.

10. Prices and Terms of Payment.

           (a)  The prices (in U.S. Dollars) to be paid by Distributor for the Products shall be as set forth in Schedule A. Distributor shall purchase Products and resell the Products at the prices shown on Schedule A. Prices paid by Distributor to Manufacturer are FOB Distributor's warehouse. Manufacturer shall have the right to change the prices of the Products at any time upon thirty (30) days prior written notice to Distributor, provided, however, that Manufacturer shall not increase the prices of the Products until the Pre-Payment has been fully satisfied.

           (b)  Invoices shall be due and payable Forty-five (45) days after Distributor delivers the Products to its wholesale or retail customer.

           (c) Manufacturer shall promptly pay or credit to Distributor’s account, when due, but in no event less frequently than monthly, all credits, discounts, allowances, promotional concessions made to retailers, incentive payments, bill backs or other reimbursements due Distributor pursuant to any program or sales guarantee offered by Manufacturer to retailers or any other program to which the parties now or hereafter agree or are otherwise obligated to adhere.  Manufacturer and Distributor agree that time is of the essence with respect to this duty.

11. Delivery; Return of Products.

a.	Distributor shall place written orders for its requirements of Products with Manufacturer, each of which orders shall be acknowledged and confirmed in writing by Manufacturer (“Orders”).

b.
Manufacturer shall not be liable to Distributor for any inability or failure to meet shipment requirements due to force majeure. An event of force majeure shall be deemed to have occurred if Manufacturer is unable to deliver Products to Distributor or Distributor is unable to deliver Products to its customers by reason of any war (declared or undeclared), act of public enemy, riot, epidemic, fire, hurricane, flood, casualty, accident, labor controversy (including, without limitation, any lockout, walkout, strike, or threat thereof), government order or regulation, judicial order or decree (including, without limitation, any grant of injunctive relief, whether imposed on an industry-wide basis or affecting only Manufacturer or act of God).

c.
Distributor shall inspect all Products promptly upon receipt, and may reject any Products that, upon receipt or at any future time, fail in any material way to meet the specifications for the Products due to quality deficiencies, packaging problems or other errors or defects. To reject a Product, Distributor shall, within five (5) days of receipt of the Products, notify Manufacturer in writing, by fax, or by e-mail of its rejection. Thereafter, Distributor shall return the rejected Products to Manufacturer at Manufacturer’s cost, or destroyed at Manufacturer’s option, in either case for full credit or replacement.

           (d) Right to Self Produce.  In the event that Distributor Orders any Products from Manufacturer during the term of this Agreement, and Manufacturer fails to manufacture and provide such Products to Distributor or fails to replace Products that are in Distributor’s reasonable judgment defective, unfit for sale or which do not meet the specifications of the Products, for a period of sixty (60) days from the date of such Order (each a “Failure to Distribute”), which Failure to Distribute is not the result of Section 11(b), above, Distributor shall have the right to and shall automatically be granted a license to (i) produce such Products itself at its own cost and expense (“Self Production”); (ii) use Manufacturer’s Marks, trademarks, copyrights and other intellectual property, including but not limited to logos, labels and slogans and use any boxes, cases, cartons or bottles that Distributor may have on hand in connection with such Self Production, free of charge or liability; and (iii) sell such Products itself pursuant to such Orders in the ordinary course of business.  In the event that the Distributor affects a Self Production, it shall not be liable to Manufacturer for any intellectual property infringement of any kind and shall not be required to pay Manufacturer any part of the proceeds Distributor receives in connection with such Self Production. Distributor’s right to Self Production shall automatically cease at such time as Manufacturer has complied with and supplied Products for all outstanding Orders, provided that Distributor shall be able to continue to sell, until such supply is exhausted, any products produced by such Self Production

12.
Trade Names and Trademarks. Distributor acknowledges the validity of any registrations or registration applications for the Marks (as applicable) and further acknowledges and agrees that Manufacturer has the sole and exclusive right to utilize the Marks (including all goodwill associated therewith), in the Territory. All use by Distributor of the Marks shall be deemed to inure exclusively to the benefit of the Manufacturer.

13.	Confidential Information.

           (a)  Distributor acknowledges that, in order to effectuate this Agreement, Manufacturer may reveal to Distributor certain trade secrets or proprietary information that are the property of Manufacturer. Distributor shall not divulge or use for its own benefit any information with respect to the business of Manufacturer except as may be required by law or as necessary to perform its duties under this Agreement. In addition, Manufacturer agrees to use its best efforts to ensure that no related entity shall divulge such information. This obligation shall survive the expiration or other termination of this Agreement.

           (b)  Distributor expressly agrees that the Manufacturer, in addition to any other rights or remedies which it may have, shall be entitled to injunctive and other equitable relief to prevent a breach by Distributor of this section.

      14. Security Interest in the Distribution Rights.

a.
In the event that either (a) the Share Exchange does not close; or (b) the Distributor does not become a wholly-owned subsidiary of Blue Gem, prior to September 30, 2010 (the “Required Date”), Blue Gem shall automatically, and without any required action by any party be transferred and own all of Distributor’s right, title and interest in and to the Distribution Rights (which shall include Distribution Rights to any Additional Products made part of this Agreement as provided in Section 2(c), above) and have such other rights, obligations and liabilities as set forth in the other terms and conditions of this Agreement (the “Rights Transfer”).

b.
Prior to the Required Date, Distributor shall not sell, pledge or otherwise transfer (whether voluntarily, involuntarily, by operation of law, or by gift or for consideration) its rights under this Agreement, including but not limited to the Distributor Rights  Any such sale, pledge or other transfer shall be null and void and shall confer no rights on the purported transferee.

c.
Distributor shall take commercially reasonable efforts to preserve and protect the Distribution Rights and shall notify Blue Gem in writing at least five (5) days prior to the occurrence of any event which would jeopardize, limit or terminate the Distribution Rights.

d.
In the event any Rights Transfer occurs, Blue Gem shall have all rights, ownership in and title to the Distribution Rights, and agrees to otherwise be bound by the terms and conditions of this Agreement (as such are modified by the Parties from time to time).  Distributor and Manufacturer agree that in the event of a Rights Transfer, Blue Gem shall have all rights, obligations and liabilities of Distributor hereunder and for the purposes of the relationship of Manufacturer and Blue Gem moving forward, each reference herein to Distributor shall be replaced by a reference to Blue Gem, provided that Blue Gem shall not have any liability for any obligations or outstanding debts of Distributor owed to Manufacturer prior to the effective time of the Rights Transfer.  Effective immediately upon the Rights Transfer, Distributor shall have no further rights, obligations or interest under this Agreement.

e.
As further security for the Blue Gem Payments and the terms and conditions of this Agreement, Distributor hereby grants Blue Gem a first priority security interest over 10,000 cases of Products currently owned by Distributor and held at Distributor’s principal place of business and Manufacturer hereby grants Blue Gem a first priority security interest over the first additional cases of Products produced by Manufacturer pursuant to this Agreement in total value (based on the Distributor’s Cost) equal to the Pre-Payment (collectively the “Pledged Cases”).  In the event of any Rights Transfer, Blue Gem shall automatically be provided all right and ownership over the Pledged Cases (and/or the right to ownership of such Pledged Cases as manufactured by Manufacturer from time to time), and Distributor and Manufacturer agree to take whatever steps necessary and execute whatever documents necessary to affect the transfer to Blue Gem of the ownership of and rights to such Pledged Cases (which shall include, but not be limited to the production by Manufacturer of any Pledged Cases not then manufactured by Manufacturer).  In the event any of the Pledged Cases are sold or distributed by Distributor from the date of the Parties’ entry into this Agreement until the Required Date, such funds shall be paid to Blue Gem as a partial repayment of the Pre-Payment and shall proportionally reduce the required value of the Pledged Cases.

f.
Following a Rights Transfer and the transfer of the Pledged Cases to Blue Gem, Blue Gem shall have no other rights against either Distributor or Manufacturer in connection with such Blue Gem Payments, and such Blue Gem Payments shall be considered satisfied in full in consideration for such Rights Transfer and transfer of such Pledged Cases, provided that this Agreement and the terms and conditions hereof shall remain in full force and effect as between Blue Gem (taking the place of Distributor as provided above) and Manufacturer.

g.
In the event of the consummation of the Share Exchange, Blue Gem agrees to waive and forgive the repayment of the Advance; however, the Pre-Payment shall still apply as a pre-payment towards the full value of additional Products produced by Manufacturer based on the Distributor’s Cost, and Manufacturer agrees to supply Distributor on behalf of Blue Gem Products equal in value (based on the Distributor’s Cost) to the Pre-Payment at no cost to Distributor or Blue Gem.

h.	For the purposes of this Agreement, the Rights Transfer and the pledge of the Pledged Cases shall be defined herein as the “Security Interest”

15. Indemnification.

a.
Manufacturer shall indemnify and save harmless Distributor from and against all losses, claims, damages or other costs of any nature or kind whatsoever arising directly or indirectly out of or relating to (i) the breach of any warranty, representation or agreement made by Manufacturer to Distributor in this Agreement; (ii) Distributor’s use in the Territory of any intellectual property associated with the Products; (iii) the negligence or intentional misconduct of Manufacturer or its officers, employees, agents or contractors; or (iv) the quality or condition of, or inherent defect in, the Products, at the time of their delivery to Distributor, including, but not limited to, any imperfection, substandard quality, contamination, packaging, processing or other condition relating to the Products.  Such indemnity shall include, but not be limited to, reasonable expenses, costs of Product recalls, attorneys’ fees and disbursements, court costs and other expenses of investigation, litigation or settlement, of any such losses, claims, damages or other costs.

b.
Distributor shall indemnify and save harmless Manufacturer from and against all losses, claims, damages or other costs of any nature or kind whatsoever arising directly or indirectly out of or relating to (i) the breach of any warranty, representation or agreement made by Distributor to Manufacturer in this Agreement; or (ii) the negligence or intentional misconduct of Distributor or its officers, employees, agents or contractors.  Such indemnity shall include, but not be limited to, reasonable expenses, attorneys’ fees and disbursements, court costs and other expenses of investigation, litigation or settlement of any such losses, claims, damages or other costs.

16.	Terms of Repayment of Pre-Payment.

      (a)  Until such time as the Pre-Payment has been fully satisfied, Blue Gem shall credit the total dollar amount of each delivery of Products to Distributor by Manufacturer against the outstanding balance of the Pre-Payment based on the Distributor’s Cost.

      (b) The Parties acknowledge and agree that the Pre-Payment was made, in part, in anticipation of certain orders for Products procured by Manufacturer (e.g. Publix and others) (the “Direct Orders”).  Accordingly:

            (i) in the event any Pre-Paid Product is shipped from the Manufacturer directly to retail customers pursuant to Direct Orders, Manufacturer shall assign all revenues received or to be received by Manufacturer from the Direct Orders to Blue Gem and Blue Gem shall in turn credit those amounts against the outstanding balance of the Pre-Payment.

            (ii) in the event any Pre-Paid Product is delivered to Distributor (or Blue Gem in the event the Rights Transfer has occurred) pursuant to Section 16(a) above and subsequently delivered by Distributor (or Blue Gem in the event the Rights Transfer has occurred) to retail customers pursuant to Direct Orders, Manufacturer shall assign all revenues received or to be received by Manufacturer from the Direct Orders to Blue Gem, provided, however, Blue Gem shall not credit those amounts against the outstanding balance of the Pre-Payment

      (c) Manufacturer hereby authorizes Blue Gem to file a UCC-1 Financing Statement in the State of Florida to perfect its security interest in the Pledged Cases and the accounts receivable and proceeds of any sale of the Pledged Cases in conjunction with the Direct Orders. In the event any of the Pledged Cases are sold or distributed by Distributor from the date of the parties’ entry into this Agreement until the Required Date, such funds shall be paid to Blue Gem as a partial repayment of the Pre-Payment.

 17. Insurance.  During the Term of this Agreement and for five (5) years thereafter, Manufacturer shall maintain in full force and effect commercial general liability insurance on an occurrence, and not a claims made basis, with product liability coverage respecting the sale of the Products in an amount of not less than three million dollars (US $3,000,000) in the aggregate and three million dollars (US $3,000,000) per occurrence, with Distributor as an additional named insured, and shall provide Distributor with proof of such coverage.  During the Term of this Agreement and for five (5) years thereafter, Distributor shall maintain in full force and effect commercial general liability insurance on an occurrence, and not a claims made basis, with product liability coverage respecting the sale of the Products in an amount of not less than three million dollars (US $3,000,000) in the aggregate and three million dollars (US $3,000,000) per occurrence, with Manufacturer as an additional named insured, and shall provide Manufacturer with proof of such coverage.

18. Notices. All notices required or permitted by this Agreement shall be sent in writing to the other party by hand, over-night courier, telefax or registered or certified mail, postage paid, return receipt requested, as follows:

If to Manufacturer, to:
Robert Friedopfer
The Electric Beverage Company
4770 Biscayne Blvd., Suite 1460
Miami, FL 33137
Fax: 305-572-9851
If to Distributor, to:
Allan Sepe
Title Beverage Distribution, Inc.
12805 N.W. 42 Ave.
Opa-Locka, Florida, 33054
Fax: 305-572-9851

If to Blue Gem, to:

Allan Sepe
Blue Gem Enterprise, Inc.
12805 N.W. 42 Ave.
Opa-Locka, Florida, 33054
Fax: 305-_______________

     The foregoing addresses and telefax numbers shall be deemed valid until the party whose address or telefax number is listed above notifies the other party in writing of any change thereto. Notice will be deemed to have been given on the date the notice has been delivered by hand or by over-night courier or sent by telefax, or the date which is three U.S. business days after deposit in the U.S. mail to the address or telefax number (as applicable) listed above for the party to whom it is sent.

19.	Parties' Relationship. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or to make either party the agent of the other.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of laws provisions.

21.
Entire Agreement: Amendments. This Agreement (including the Exhibits and Schedules hereto) contain the entire agreement between the parties hereto and there are no representations, warranties, inducements, promises, covenants, agreements or undertakings between the parties other than those set forth herein or which may be subsequently entered into and recorded in a writing executed by both parties hereto. No amendments to this Agreement shall be binding unless such amendments shall be in writing and duly executed by both parties hereto.

22.	Assignment. This Agreement may not be assigned by Distributor without the written consent of Manufacturer, which may be granted or withheld in Manufacturer's sole and absolute discretion.

23.
Waiver. No waiver by either party hereto of any provision of this Agreement shall operate or be construed as a continuing waiver or as a waiver of any other provision hereof, whether or not similar, or as a waiver of any subsequent breach of any provision hereof. No waiver shall be binding unless executed in writing by the party making the waiver.

24.
Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 24, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant is deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

25.
Submission to Jurisdiction. Each of the parties hereto consents to the jurisdiction of the state and federal courts located in Miami-Dade County, Florida, and irrevocably agrees that all actions or proceedings relating to this Agreement or any agreement or instrument executed hereunder shall be litigated in such forum, and each of the parties waives any objection which it may have based on improper venue or forum non-conveniens to the conduct of any such action or proceeding in any such forum and waives personal service of any and all process upon it, and consents to all such service of process made in the manner set forth in the notice section of this Agreement. Nothing contained in this Section 25 shall affect the right of either party to serve legal process on the other party in any other manner permitted by law.

26.
Construction. This Agreement shall, in all cases, be construed simply, according to its fair meaning, and not strictly for or against either party. Any section and paragraph headings contained in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

27.	Incorporation. All Exhibits and Schedules to this Agreement and any other documents to be delivered hereunder are incorporated herein by this reference.

28.
Attorneys’ Fees. In any judicial action, arbitration or proceeding between the parties hereto to enforce any of the provisions of this Agreement or in connection with the defending of such judicial action or proceeding brought by the other party hereto, regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the successful party in such legal action shall be entitled to receive from the unsuccessful party all costs, expenses and fees (including reasonable attorneys' fees) incurred by the successful party in connection with such action or proceeding, including any appeal thereto.

29.	WAIVER OF JURY TRIAL. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT.

30.
Counterparts. This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed or scanned and emailed to another Party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy or PDF of this Agreement shall be effective as an original for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above first written to be effective as of the Effective Date.

MANUFACTURER:
THE ELECTRIC BEVERAGE COMPANY

By: /s/ Robert Friedopfer
Robert Friedopfer, CEO
DISTRIBUTOR:
TITLE BEVERAGE DISTRIBUTION, INC.

By: /s/ Allan Sepe
Allan Sepe, CEO

BLUE GEM
BLUE GEM ENTERPRISE, INC.

By: /s/ Allan Sepe
Allan Sepe, CEO

SCHEDULE A

DELIVERED PRICES

TITLE Sports Drink:

Cost to Distributor (20oz, 24 pack) $XX.XX

Cost to Distributor (32oz, 12 pack) $XX.XX

Cost to Distributor (20oz, 8 pack per case (24 total))) $XX.XX